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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE


                 COVISTA COMMUNICATIONS, INC., RELEASES RESULTS
                    FOR THE THREE MONTHS ENDED APRIL 30, 2004

Chattanooga, TN, June 11, 2004 - Covista Communications, Inc. (NASDAQ Symbol:
CVST), today announced its first fiscal quarter results.

For the first quarter of fiscal year 2005 which ended April 30, 2004, Covista Communications, Inc. reported revenue of $18,194,305 as compared to revenue of $23,269,857 for the prior year's first fiscal quarter and a loss of $1,999,775 or $.11 per share compared with a loss of $777,801 or $.04 per share for the prior year's first fiscal quarter.

The overall revenue decrease is primarily related to the decline the retail commercial segment, partially offset by moderate growth in the KISS residential segment. The retail commercial segment continues to experience competitive pressure from other providers, especially those having the ability to bundle local dial tone with traditional long distance offerings. While Covista has recently launched local services to retail commercial customers in certain markets, the Company has experienced the loss of retail commercial customers to other competitive providers. The Company has recently announced the signing of a definitive agreement to sell the majority of its retail commercial customer base to another Company.

The increase in the KISS segment is primarily attributed to the marketing of local service to its residential users in selected markets in addition to direct marketing via mail and web based affinity-marketing campaigns. While the Company has launched local services to the KISS residential segment in certain markets, it plans to expand the number of markets in which it may offer its local and long distance bundled product offering.

John Leach, Jr., Covista's President and Chief Executive Officer, stated, "While we have made solid progress with our local and long distance bundled service offering to our KISS residential segment, we experienced disappointing results from our commercial segment. We will continue to focus on growing the residential base and our recent announcement regarding the pending sale of the majority of our commercial operations will assist with those plans."

We are providing the following consolidated summary of operations (unaudited) for the three months ended April 30, 2004 and 2003 (amounts and number of shares in thousands except for share data):

                             QUARTER ENDED APRIL 30


                                                2004                        2003
                                                ----                        ----
Revenue                                       $ 18,194                     $23,270
Cost & Expense                                  20,102                      23,972
Operating Loss                                  (1,908)                       (702)
Other Expense                                      (92)                        (76)
Net Loss                                        (2,000)                       (778)

Basic Loss per Common Share                   $  (0.11)                     $(0.04)
Diluted Loss Common Share                     $  (0.11)                     $(0.04)
Average Number of Common Shares
               Basic                            17,822                      17,783
               Diluted                          17,822                      17,783






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About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small to medium sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga, Dallas and Minneapolis, as well as in New York City and Philadelphia, which are to be sold to PAETEC. Covista operates Network Operation; call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network element platform; failure of the marketing of the bundle of local and long distance services and long distance services; attrition in the number of end users; failure or difficulties in managing our operations; including attracting and retaining qualified personnel; failure to be able to expand our active offering of local bundled services in a greater number of states; failure to provide timely and accurate billing information to customers; failure to manage our collection management systems and credit controls for customers; interruption in our network and information systems; failure to provide adequate customer service; and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology, and other risks discussed in the company's SEC filings, including form 10-k and form 10-q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.

Contact:
Thomas Gunning
Corporate Secretary
Covista Communications, Inc.
Tel: (201) 599-6464
Fax: (201) 599-9017
E-mail: tgunning@covista.com